EXHIBIT 4.4

                      TECHNOLOGY FLAVORS & FRAGRANCES, INC.
                        NON-QUALIFIED STOCK OPTION GRANT

            WHEREAS, SYDNEY STEIN ("the Optionee") is an outside Director of Technology Flavors & Fragrances, Inc. ("TFF"); and

            WHEREAS, TFF believes that it is in the best interest of TFF that each of its outside Directors have an equity interest in TFF Common Shares.

            1. Grant of option. TFF hereby grants to the Optionee the option to purchase 100,000 TFF Common Shares, $.01 par value, ("Option Shares") at a price of Cdn. $1.90 per share on the terms and conditions herein set forth.

            2. Term of Option. This option shall terminate on the tenth anniversary of the date of this grant, subject to earlier termination as provided in Paragraph 4.

            3. Nontransferability. This option may not be assigned by operation of law nor shall it be subject to execution, attachment, or similar process. Any attempted assignment contrary to these provisions and any attempted execution, attachment or similar process shall be null and void and without effect.

            4. Effect of Termination of Directorship or Death.

                  (a) If the Optionee ceases to serve as a Director of TFF for any reason, the Optionee may exercise the Option only during the succeeding twelve month period.

                  (b) Nothing herein to the contrary, if the Optionee dies while a Director of TFF or within the twelve-month period described in the Sub-paragraph 4(a), the
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executor or administrator of the Optionee's estate or the person or persons to whom an option has been validly transferred pursuant to will or the laws of descent and distribution shall have the right to exercise the option only during the period ending six months after the date of the Optionee's death.

                  (c) No transfer of an option by the Optionee by will or by the laws of descent and distribution shall be effective to bind TFF unless TFF shall have been furnished with written notice thereof and an authenticated copy of the will or such other evidence as TFF may deem necessary to establish the validity of the transfer.

            5. Changes in Capital Structure. If there is any share dividend, share split or reverse split, merger, consolidation, or reorganization or liquidation as a result of which a holder of TFF Common Shares thereafter holds a different number of Common Shares or holds any other securities, this option, to the extent not previously exercised, may be exercised for the number of Common Shares or other securities which would then be held by a person who purchased on the date thereof, and continued to hold the number of Common Shares for which the option remains exercisable. The aggregate exercise price of the TFF Common Shares for which this option has not yet been exercised, shall be the aggregate purchase price for all such Common Shares or other securities which then may be purchased hereunder.

            6. Method of Exercising Option. This option may be exercised by written notice ("Exercise Notice") to TFF at its headquarters' which notice shall be signed by the person exercising the option and shall state the number of shares that the person opts to purchase. The notice shall be accompanied by payment of the full purchase price of those shares. Payment shall be made in cash or, if TFF Common Shares then trade on a public market, payment may be made


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in TFF Common Shares valued at the closing price on the relevant market on the next trading day after TFF receives the Exercise Notice (the "Valuation Date"). For this purpose the "relevant" market is (a) the principal public market on which shares of TFF Common Stock trade in the currency in which the exercise price of this option is denominated, or if there is no such market (b) the principal public market on which shares of TFF Common Stock trade in any other currency (in which event the price shall be translated at the end of the Valuation Date into the currency in which the exercise price of this option is denominated). TFF shall promptly advise the person as to the additional amount, if any, which in TFF's sole judgment must be paid to it in respect of income and employment taxes to be withheld by TFF. Upon receipt of that additional amount TFF shall promptly issue the purchased shares in the name of, and deliver the certificate therefor to, the person who exercises the option. The Optionee shall have no rights as a stockholder with respect to any Option Shares prior to the date of issuance of a certificate for those shares. In the event this option is exercised pursuant to Sub-paragraph 4(b) by a person other than the Optionee, the exercise notice shall be accompanied by appropriate proof of that person's right to exercise the option. The purchased shares shall be fully paid and nonassessable but shall not be registered under the United States Securities Act of 1933, as amended (the "Act") unless TFF then has in effect a registration under the Act relating to those shares.

            7. General. TFF shall at all times during the term of this option reserve and keep available a sufficient number of unissued Common Shares to satisfy the requirements of this option.

            8. No Obligations. The grant of this option shall not entitle the Optionee to remain a Director of TFF.


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            9. Investment Representation. TFF may require the person who exercises this option to furnish to TFF, prior to the issuance of any shares, an agreement (in such form as TFF may specify) in which that person represents that the shares are being acquired for investment and not for resale or with a view to their distribution.

Dated: April 8, 1994

                                    TECHNOLOGY FLAVORS & FRAGRANCES,
                                    INC.


                                    By:   /s/ Philip Rosner
                                       ----------------------------------
                                       Name:  Philip Rosner
                                       Title: President


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